Exhibit 99.1

Ginkgo Bioworks Provides Preliminary Unaudited 2021 Revenue Highlights and Business Review

Expects to meet or exceed 2021 performance targets for new cell programs, Foundry revenue, and Biosecurity revenue

Management to highlight updates today at the 40th Annual J.P. Morgan Healthcare Conference at 3:45pm ET

BOSTON, MA – January 12, 2022 – Ginkgo Bioworks (NYSE: DNA), the leading horizontal platform for cell programming, announced today preliminary performance updates for the year ended December 31, 2021. Among the results, Ginkgo highlighted that it expects to meet or exceed its key 2021 full year targets for the commencement of new cell programs and revenue from its cell programming and biosecurity offerings based on its preliminary unaudited estimates. The results, along with a broader business review, will be featured in a presentation today at the 40th Annual J.P. Morgan Healthcare Conference.

“In our Q3 earnings call Ginkgo updated our 2021 outlook on the number of new cell programs, Foundry revenue, and Biosecurity revenue — I’m happy to report that based on preliminary unaudited estimates for the full year, we expect to meet or beat all of those, with Biosecurity revenue exceeding our outlook by over 50%,” said Jason Kelly, Ginkgo’s co-founder and Chief Executive Officer. “Scale is fundamental to our strategy and competitive advantage, and with over $1.6 billion in gross proceeds from our public debut, we believe we are well-positioned to continue to play offense in the coming years. The past year was transformational for Ginkgo, and I am grateful for the dedication of our team and the commitment of our partners in contributing to our success in 2021. I’m excited to work with our team to continue to deliver on our mission and drive rapid growth in the year ahead.”

Preliminary 2021 Key Performance Highlights & 2022 Priorities

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Met goal to add at least 30 new programs in 2021, resulting in over 100 cumulative cell programs being launched at Ginkgo.
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Preliminary unaudited Foundry revenue is expected to exceed previously disclosed outlook of $100 million for full year 2021, inclusive of both downstream value share and services revenue.
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Preliminary unaudited Biosecurity revenue is expected to exceed previously disclosed outlook of $110 million for full year 2021 by over 50%.
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Significant outperformance driven by strong company execution and increasing demand, as schools continue to implement and expand testing programs managed by Concentric, Ginkgo’s public health and biosecurity initiative.
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As evidence of the scale achieved to date, Concentric has recently been collecting over 280,000 samples per week and conducted over 3 million tests in the second half of 2021.
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Building conviction around long-term development of the biosecurity sector, as exemplified by the U.S. Centers for Disease Control and Prevention (CDC) Travel Biosurveillance Program, where Concentric is collaborating with the CDC and XpresCheck to build an infrastructure that helps identify and mitigate the importation of new and existing pathogens into the United States. Given the success of the program in 2021, the CDC has extended it into 2022.
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Ginkgo continues to have a strong balance sheet, and its capital allocation priorities for 2022 include investments in platform infrastructure and R&D, organizational buildout to support scaling partnerships and public company requirements, and opportunistic external investments, including M&A and licensing opportunities.

Ginkgo expects to report audited fourth quarter and full year 2021 financial results in March 2022, at which time it intends to provide its outlook for full year 2022.

J.P. Morgan Healthcare Conference on Wednesday, January 12, 2022

As previously announced, co-founder and CEO Jason Kelly is scheduled to participate in a presentation at the 40th Annual J.P. Morgan Healthcare Conference on January 12, 2022 at 3:45 p.m. Eastern Time.

Further details, a webcast link, and a replay of the presentation will be posted on the company's investor relations website at https://investors.ginkgobioworks.com/events.

About Ginkgo Bioworks

Ginkgo is building a platform to enable customers to program cells as easily as we can program computers. The company's platform is enabling biotechnology applications across diverse markets, from food and agriculture to industrial chemicals to pharmaceuticals. Ginkgo has also actively supported a number of COVID-19 response efforts, including K-12 pooled testing, vaccine manufacturing optimization and therapeutics discovery. For more information, visit www.ginkgobioworks.com.

Ginkgo Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws, including statements regarding Ginkgo’s unaudited preliminary financial information for the fiscal year ended December 31, 2021. These forward-looking statements generally are identified by the words "believe," "project," "potential," "expect," "anticipate," "estimate," "intend," "strategy," "future," "opportunity," "plan," "may," "should," "will," "would," "will be," "will continue," "will likely result," and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including but not limited to: (i) the effect of the business combination with Soaring Eagle Acquisition Corp. ("Soaring Eagle") on Ginkgo's business relationships, performance, and business generally, (ii) risks that the business combination disrupts current plans of Ginkgo and potential difficulties in Ginkgo's employee retention, (iii) the outcome of any legal proceedings that may be instituted against Ginkgo related to its business combination with Soaring Eagle, (iv) volatility in the price of Ginkgo's securities now that it is a public company due to a variety of factors, including changes in the competitive and highly regulated industries in which Ginkgo plans to operate, variations in performance across competitors, changes in laws and regulations affecting Ginkgo's business and changes in the combined capital structure, (v) the ability to implement business plans, forecasts, and other expectations after the completion of the business combination, and identify and realize additional opportunities, and (vi) the risk of downturns in demand for products using synthetic biology. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the "Risk Factors" section of Ginkgo's quarterly report on Form 10-Q filed with the U.S. Securities and Exchange Commission (the "SEC") on November 15, 2021 and other documents filed by Ginkgo from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. The preliminary financial information set forth in this press release is subject to the completion of Ginkgo’s audit process and is subject to change. The estimated preliminary results included in this press release should not be viewed as a substitute for Ginkgo’s annual financial statements prepared in accordance with U.S. generally accepted accounting principles. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Ginkgo assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Ginkgo does not give any assurance that it will achieve its expectations.

Ginkgo Bioworks Contacts:

INVESTOR CONTACT:

investors@ginkgobioworks.com

MEDIA CONTACT:

press@ginkgobioworks.com